Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Oct. 25, 2011

Tellabs reports third-quarter revenue of $314 million

Restructuring and non-cash accounting charges lead to $138 million GAAP loss

Naperville, Ill. — Tellabs’ third-quarter 2011 revenue totaled $314 million, compared with $430 million in the year-ago quarter. North American revenue declined to $151 million, and revenue outside North America rose to $163 million.

“We’re disappointed by third-quarter revenue in North America,” said Rob Pullen, Tellabs president and chief executive officer. “Yet we’re encouraged by the continuing growth of our business outside North America, which generated more than half of Tellabs’ quarterly revenue for the first time.”

On a GAAP basis, Tellabs recorded a net loss of $138 million or 38 cents per share in the third quarter of 2011, compared with net earnings of $57 million or 15 cents per share in the third quarter of 2010. The loss was primarily driven by:

•	a non-cash goodwill impairment charge of $83 million

•	a non-cash in-process R&D impairment charge of $20 million

•	previously announced restructuring charges of $20 million.

On a non-GAAP basis, Tellabs had a net loss of 1 cent per share (basic and diluted) in the third quarter of 2011, compared with net earnings of 16 cents per basic and 15 cents per diluted share in the year-ago quarter. Non-GAAP net loss was $3 million in the third quarter of 2011, compared with net earnings of $59 million in the third quarter of 2010. Non-GAAP results for the third quarter of 2011 exclude pretax charges of $134 million, including $6.3 million or 1.2 cents per share in equity-based compensation expense.

Tellabs’ GAAP gross profit margin was 40.8% in the third quarter of 2011, compared with 50.2% in the year-ago quarter.

“Looking forward, we’re focusing on a next-generation product portfolio to fulfill our mobile Internet strategy,” Pullen added. “We recently recognized our first revenue from the new Tellabs 8609, a low-cost, high-density Ethernet mobile backhaul platform. And we announced the new Tellabs SmartCore® 9200 platform, which will help our customers succeed by making networks smarter, improving the user experience and generating new revenue streams.”

For the third quarter of 2011, Broadband segment revenue was $170 million, down 15% from the year-ago quarter. Transport segment revenue was $87 million, down 49%. Services segment revenue was $57 million, down 6%.

Fourth-Quarter 2011 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We are targeting fourth-quarter 2011 revenue to be flat to slightly up, but given our lower visibility into customers’ spending , we are guiding to a broader range from $300 million to $330 million. We expect fourth-quarter non-GAAP gross margin to be flat, plus or minus a point or two, depending on mix. We expect fourth-quarter non-GAAP operating expense to be down again in the mid-$130 millions. Tellabs’ fourth-quarter non-GAAP gross margin excludes approximately $1 million, and non-GAAP operating expense excludes approximately $5 million in equity-based compensation expense.

We expect a fourth-quarter non-GAAP tax rate of about 32%.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference to discuss its third quarter 2011 results at 7:30 a.m. Central time on Tuesday, Oct. 25. The results news release will be available on www.tellabs.com at 6:00 a.m. Central time that day. To access a simultaneous webcast of the teleconference, go to the Tellabs website at www.tellabs.com and click on the webcast icon. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your computer is configured properly.

A taped replay of the call will be available at approximately 10:30 a.m. Central time on Tuesday, Oct. 25. This toll-free replay will be available until 10:30 p.m. Central time on Thursday, Oct. 27. A podcast of the call will be posted at http://www.tellabs.com/news/feeds on the afternoon of Oct. 25.

To listen to the teleconference replay, call (855) 859-2056. (Outside the United States, call (404) 537-3406.) When prompted, enter the Tellabs conference ID number: 16853513.

About Tellabs — Tellabs innovations enable the mobile Internet and help our customers succeed. That’s why 43 of the top 50 global communications service providers choose our mobile, optical, business and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300® Patent Index, the S&P 500 and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: customer concentration, the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the integration of a new business, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2010, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Third Quarter		Nine Months
In millions, except per-share data	9/30/11	10/1/10	9/30/11	10/1/10
Revenue
Products	$256.7	$369.3	$806.1	$1,049.7
Services	57.1	60.5	164.3	182.1

Total revenue	313.8	429.8	970.4	1,231.8

Cost of Revenue
Products	151.0	175.6	483.5	476.9
Services	34.8	38.5	111.6	121.1

Total cost of revenue	185.8	214.1	595.1	598.0

Gross Profit	128.0	215.7	375.3	633.8

Gross profit as a percentage of revenue	40.8%	50.2%	38.7%	51.5%

Gross profit as a percentage of revenue - products	41.2%	52.5%	40.0%	54.6%
Gross profit as a percentage of revenue - services	39.1%	36.4%	32.1%	33.5%

Operating Expenses
Research and development	80.8	76.3	244.6	216.8
Sales and marketing	41.4	43.6	126.9	132.5
General and administrative	18.6	24.0	63.3	73.7
Intangible asset amortization	5.0	6.1	15.3	20.9
Restructuring and other charges	19.5	—	20.5	9.5
Goodwill and IPR&D impairment	102.7	—	102.7	—

Total operating expenses	268.0	150.0	573.3	453.4

Operating (Loss) Earnings	(140.0)	65.7	(198.0)	180.4

Operating (loss) earnings as a percentage of revenue	-44.6%	15.3%	-20.4%	14.6%

Other Income
Interest income, net	3.0	2.3	9.4	9.2
Other (expense) income, net	(0.9)	4.9	(2.6)	9.7

Total other income	2.1	7.2	6.8	18.9

(Loss) Earnings Before Income Tax	(137.9)	72.9	(191.2)	199.3
Income tax (expense) benefit	(0.3)	(16.1)	8.8	(32.8)

Net (Loss) Earnings	$(138.2)	$56.8	$(182.4)	$166.5

Weighted Average Shares Outstanding
Basic	365.2	376.3	364.3	382.1

Diluted	365.2	379.8	364.3	386.7

Net (Loss) Earnings Per Share
Basic	$(0.38)	$0.15	$(0.50)	$0.44

Diluted	$(0.38)	$0.15	$(0.50)	$0.43

Cash Dividends Per Share	$0.02	$0.02	$0.06	$0.06

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	9/30/11	12/31/10
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$194.2	$208.8
Investments in marketable securities	835.9	925.7

Total cash, cash equivalents and marketable securities	1,030.1	1,134.5

Other marketable securities	163.7	213.6
Accounts receivable, net of allowances of $1.4 and $1.3	297.3	342.6
Inventories
Raw materials	42.2	30.3
Finished goods	113.6	132.0

Total inventories	155.8	162.3
Income taxes	36.4	14.8
Miscellaneous receivables and other current assets	37.6	45.0

Total Current Assets	1,720.9	1,912.8

Property, Plant and Equipment
Land	20.9	20.8
Buildings and improvements	203.3	204.2
Equipment	446.2	422.8

Total property, plant and equipment	670.4	647.8
Accumulated depreciation	(398.3)	(378.5)

Property, plant and equipment, net	272.1	269.3
Goodwill	122.3	204.9
Intangible Assets, Net of Amortization	61.9	96.7
Other Assets	102.1	119.2

Total Assets	$2,279.3	$2,602.9

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$105.9	$123.4
Accrued compensation	52.1	97.2
Restructuring and other charges	15.6	7.7
Income taxes	79.4	88.4
Loan related to other marketable securities	163.7	213.6
Deferred revenue	35.8	43.0
Other accrued liabilities	74.6	89.8

Total Current Liabilities	527.1	663.1

Long-Term Restructuring Liabilities	4.6	3.1
Income Taxes	22.3	28.1
Other Long-Term Liabilities	46.8	47.1

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
505,151,032 and 501,744,627 shares issued	5.1	5.0
Additional paid-in capital	1,570.4	1,547.9
Treasury stock, at cost: 140,228,173 and 139,243,079 shares	(1,227.1)	(1,222.1)
Retained earnings	1,217.9	1,422.1
Accumulated other comprehensive income	112.2	108.6

Total Stockholders' Equity	1,678.5	1,861.5

Total Liabilities and Stockholders' Equity	$2,279.3	$2,602.9

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months
In millions	9/30/11	10/1/10
Operating Activities
Net (loss) earnings	$(182.4)	$166.5
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	57.6	57.5
Loss on disposal of property, plant and equipment	0.7	—
Goodwill and IPR&D impairment	102.7	—
Equity-based compensation	21.9	20.7
Deferred income taxes	(0.8)	11.1
Restructuring and other charges	20.5	9.5
Net loss (gain) on investments in marketable securities	0.1	(12.0)
Other-than-temporary impairment charges on investments	1.8	—
Excess tax benefits from equity-based compensation	(0.2)	—
Net changes in assets and liabilities:
Accounts receivable	43.6	(12.8)
Inventories	6.8	(14.9)
Miscellaneous receivables and other current assets	(10.6)	6.3
Other assets	(2.5)	(3.5)
Accounts payable	(14.0)	3.1
Restructuring and other charges	(9.8)	(10.4)
Deferred revenue	(8.1)	19.9
Other accrued liabilities	(60.7)	2.9
Income taxes	3.4	(8.5)
Other long-term liabilities	(1.8)	0.3

Net Cash (Used for) Provided by Operating Activities	(31.8)	235.7

Investing Activities
Capital expenditures	(45.8)	(31.1)
Proceeds on disposals of property, plant and equipment	—	—
Payments for purchases of investments	(616.1)	(1,970.1)
Proceeds from sales and maturities of investments	708.7	2,045.3

Net Cash Provided by Investing Activities	46.8	44.1

Financing Activities
Proceeds from short-term borrowings	1.3	—
Payments of short-term borrowings	(1.3)	—
Proceeds from issuance of common stock under stock plans	0.6	7.1
Repurchase of common stock	(5.0)	(132.6)
Excess tax benefits from equity-based compensation	0.2	—
Dividends paid	(21.8)	(22.9)

Net Cash Used for Financing Activities	(26.0)	(148.4)

Effect of Exchange Rate Changes on Cash	(3.6)	0.8

Net (Decrease) Increase in Cash and Cash Equivalents	(14.6)	132.2
Cash and Cash Equivalents - Beginning of Year	208.8	154.0

Cash and Cash Equivalents - End of Period	$194.2	$286.2

RESULTS OF OPERATIONS

Net loss in the third quarter of 2011 was $138.2 million or $0.38 per share (basic and diluted), compared with net earnings of $56.8 million or $0.15 per share (basic and diluted) in the third quarter of 2010. For the first nine months of 2011, net loss was $182.4 million or $0.50 per share (basic and diluted), compared with net earnings of $166.5 million or $0.44 per basic share and $0.43 per diluted share in the first nine months of 2010. The loss in both periods of 2011 was driven by lower revenue and gross profit margins and higher operating expenses (resulting from goodwill and in-process research and development (IPR&D) impairments, restructuring and other charges, and increased research and development expenses).

Revenue (in millions)

	Third Quarter			Nine Months
	2011	2010	Change	2011	2010	Change
Products	$256.7	$369.3	(30.5)%	$806.1	$1,049.7	(23.2)%
Services	57.1	60.5	(5.6)%	164.3	182.1	(9.8)%

Total revenue	$313.8	$429.8	(27.0)%	$970.4	$1,231.8	(21.2)%

Third quarter 2011 compared with third quarter 2010

On a geographic basis, revenue from customers outside North America grew to $162.8 million (or 52% of total revenue), up 23.5% from $131.8 million (or 31% of total revenue) as revenue increases in the Latin American and the Europe, Middle East and Africa regions offset lower revenue in the Asia Pacific region. Revenue from customers in North America (United States and Canada) was $151.0 million (or 48% of total revenue), compared with $298.0 million (or 69% of total revenue). Revenue declined across all three segments.

Revenue from our growth portfolio (the Tellabs® 6300 Managed Transport System, the Tellabs® 7100 Optical Transport System, the Tellabs® 7300 Metro Ethernet Switching Series, the Tellabs® 8600 Managed Edge System, the Tellabs® 8800 Multiservice Router Series, the Tellabs SmartCore® 9100 Platform, and professional services) was $185.1 million (or 59% of total revenue), compared with $224.4 million (or 52% of total revenue). Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable.

Our core portfolio (the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 8100 Managed Access System, the Tellabs® 8000 Intelligent Network Manager, the Tellabs® 3000 Series of voice-enhancement products, the Tellabs Access products and deployment, training and support services) accounted for $128.7 million (or 41% of total revenue), compared with $205.4 million (or 48% of total revenue).

Nine months 2011 compared with nine months 2010

On a geographic basis, revenue from customers outside North America grew to $467.1 million (or 48% of total revenue) up 41.7% from $329.6 million (or 27% of total revenue) as revenue increased in all geographic regions outside North America. Revenue from customers in North America was $503.3 million (or 52% of total revenue), compared with $902.2 million (or 73% of total revenue). Revenue declined across all three segments.

Revenue from our growth portfolio was $582.3 million (or 60% of total revenue), compared with $682.9 million (or 55% of total revenue). Our core portfolio accounted for $388.1 million (or 40% of total revenue), compared with $548.9 million (or 45% of total revenue).

Gross Margin

	Third Quarter			Nine Months
	2011	2010	% Point Change	2011	2010	% Point Change
Products	41.2%	52.5%	(11.3)	40.0%	54.6%	(14.6)
Services	39.1%	36.4%	2.7	32.1%	33.5%	(1.4)
Consolidated	40.8%	50.2%	(9.4)	38.7%	51.5%	(12.8)

Products gross margins decreased in both periods of 2011 compared with the year-ago periods, primarily as a result of lower revenue from digital cross-connect systems and data products in North America. Services gross margin increased in the third quarter of 2011, compared with the year-ago period, as higher professional and support services revenue was partially offset by lower revenue from deployment services. Services gross margin decreased in the first nine months of 2011, compared with the year-ago period, as higher professional and support services revenue was offset by lower deployment services revenue.

Operating Expenses (in millions)

	Third Quarter			Percent of Revenue
	2011	2010	Change	2011	2010
Research and development	$80.8	$76.3	$4.5	25.7%	17.8%
Sales and marketing	41.4	43.6	(2.2)	13.2%	10.1%
General and administrative	18.6	24.0	(5.4)	5.9%	5.6%

Subtotal	140.8	143.9	(3.1)	44.9%	33.5%

Intangible asset amortization	5.0	6.1	(1.1)
Restructuring and other charges	19.5	—	19.5
Goodwill and IPR&D impairment	102.7	—	102.7

Total operating expenses	$268.0	$150.0	$118.0

	Nine Months			Percent of Revenue
	2011	2010	Change	2011	2010
Research and development	$244.6	$216.8	$27.8	25.2%	17.6%
Sales and marketing	126.9	132.5	(5.6)	13.1%	10.8%
General and administrative	63.3	73.7	(10.4)	6.5%	6.0%

Subtotal	434.8	423.0	11.8	44.8%	34.3%

Intangible asset amortization	15.3	20.9	(5.6)
Restructuring and other charges	20.5	9.5	11.0
Goodwill and IPR&D impairment	102.7	—	102.7

Total operating expenses	$573.3	$453.4	$119.9

Operating expenses increased in both periods of 2011, compared with the year-ago periods, primarily due to the goodwill and IPR&D impairments and restructuring and other charges incurred in the third quarter of 2011. Excluding these charges, operating expenses in the third quarter of 2011 were $135.3 million, down from $137.7 million in the third quarter of 2010. For the first nine months of 2011, operating expenses (excluding the charges incurred in the third quarter of 2011) were $415.7 million compared with $405.8 million in the comparable period of 2010 as increased research and development offset lower general and administrative and sales and marketing expenses. Restructuring and other charges in both periods of 2011 are primarily due to severance.

Other Income (in millions)

	Third Quarter			Nine Months
	2011	2010	Change	2011	2010	Change
Interest income, net	$3.0	$2.3	$0.7	$9.4	$9.2	$0.2
Other (expense) income, net	(0.9)	4.9	(5.8)	(2.6)	9.7	(12.3)

Total other income	$2.1	$7.2	$(5.1)	$6.8	$18.9	$(12.1)

Interest income, net, increased during the third quarter of 2011 and for the first nine months of 2011 due to higher yields compared with the same periods in 2010. Other (expense) income, net, was lower in the third quarter and first nine months of 2011, compared with the same periods in 2010, primarily due to gains on sales of marketable securities in the third quarter and nine months of 2010. In addition, we recorded a $0.6 million write-down of long-term equity investments in the third quarter of 2011.

Income Taxes

In the third quarter of 2011, income tax expense was $0.3 million, compared with $16.1 million in the year-ago quarter. Tax expense decreased due to losses from domestic operations that were partially offset by increased income from foreign operations. Tax benefits associated with domestic losses and credits have been offset by the establishment of a valuation allowance against our domestic deferred tax assets.

For the first nine months of 2011, we reported a tax benefit of $8.8 million, compared with tax expense of $32.8 million in the comparable period of 2010. In the first nine months of 2011, a benefit of $6.2 million was recorded from the reversal of tax accruals no longer required due to settlement of tax audits and the expiration of a statute of limitations, compared with a similar benefit of $16.9 million in the first nine months of 2010. Excluding these benefits, tax expense declined due to losses from domestic operations that were partially offset by increased income from foreign operations. Tax benefits associated with domestic losses and credits have been substantially offset by a valuation allowance on domestic deferred tax assets.

Segments

We operate in three business segments: Broadband, Transport and Services. The Broadband segment includes three product categories: data, managed access and access products.

Segment Revenue (in millions)

	Third Quarter			Nine Months
	2011	2010	Change	2011	2010	Change

Broadband	$170.1	$199.2	(14.6)%	$505.8	$619.0	(18.3)%
Transport	86.6	170.1	(49.1)%	300.3	430.7	(30,3)%
Services	57.1	60.5	(5.6)%	164.3	182.1	(9.8)%

Total revenue	$313.8	$429.8	(27.0)%	$970.4	$1,231.8	(21.2)%

Segment Profit* (in millions)

	Third Quarter			Nine Months
	2011	2010	Change	2011	2010	Change

Broadband	$22.9	$48.8	(53.1)%	$39.6	$195.7	(79.8)%
Transport	4.6	71.6	(93.6)%	47.8	168.3	(71.6)%
Services	22.8	22.5	1.3%	54.4	62.7	(13.2)%

Total segment profit	$50.3	$142.9	(64.8)%	$141.8	$426.7	(66.8)%

* We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, the impact of equity-based compensation and the goodwill and IPR&D impairment charges.

Third quarter 2011 compared with third quarter 2010

Broadband Segment

Revenue from the Broadband segment was $170.1 million, compared with $199.2 million. Within this segment, increased revenue from managed access products was offset by lower revenue from data and access products. Managed access revenue was $46.3 million, up 53.3% compared with $30.2 million. Most of this increase came from higher revenue from managed access systems. Data product revenue was $80.6 million, compared with $111.0 million as higher revenue from managed edge systems was offset by lower revenue from our multi-service router series. Access revenue, was $43.2 million, compared with $58.0 million primarily as a result of lower revenue from single-family optical network terminal (ONT) units. Broadband segment profit was $22.9 million, compared with $48.8 million. The decline in segment profit was driven primarily by lower revenue from multi-service router series products and higher research and development expenses.

Transport

Revenue from the Transport segment was $86.6 million, compared with $170.1 million. Within this segment, revenue from digital cross-connect systems and optical transport systems declined. Transport segment profit was $4.6 million, compared with $71.6 million. The decline in segment profit was driven primarily by the lower level of digital cross-connect system revenue.

Services

Revenue from the Services segment was $57.1 million, compared with $60.5 million. The decline in segment revenue was driven primarily by lower deployment revenue, which was partially offset by higher professional and support revenue. Services segment profit was $22.8 million, compared with $22.5 million. The slight increase in segment profit was driven primarily by higher professional and support services revenue, which was partially offset by lower revenue from deployment services.

Nine months 2011 compared with nine months 2010

Broadband Segment

Revenue from the Broadband segment was $505.8 million, compared with $619.0 million. Within this segment, increased revenue from managed access products was offset by lower revenue from data and access products. Managed access revenue was $100.5 million, up 11.7% from $90.0 million. Within this category, increased revenue from managed access systems offset lower revenue from SDH transport systems. Data product revenue was $282.2 million, compared with $400.5 million as increased revenue from managed edge systems was offset by lower revenue from our multi-service router series. Access revenue was $123.1 million, compared with $128.5 million, as increased revenue from access systems was offset by lower revenue from single-family ONTs. Broadband segment profit was $39.6 million, compared with $195.7 million. The decline in segment profit was driven primarily by lower revenue from our multi-service router series and higher research and development expenses.

Transport Segment

Revenue from the Transport segment was $300.3 million, compared with $430.7 million. Within this segment, increased revenue from optical transport systems was offset by lower revenue from digital cross-connect systems. Transport segment profit was $47.8 million, compared with $168.3 million. The decline in segment profit was driven primarily by the lower level of digital cross-connect system revenue.

Services

Revenue from the Services segment was $164.3 million, compared with $182.1 million. The decline in segment revenue was driven primarily by lower deployment revenue, which was partially offset by higher support revenue. Services segment profit was $54.4 million, compared with $62.7 million. The decrease in segment profit was primarily due to higher professional and support services revenue, which was partially offset by lower revenue from deployment services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $1,030.1 million as of September 30, 2011, which decreased by $104.4 million since year-end 2010. Of the total cash, cash equivalents and marketable securities, as of September 30, 2011, $391.6 million was held in subsidiaries outside the United States. Cash generated from operating activities in the third quarter of 2011 was $21.5 million. Cash used for operating activities during the nine months of 2011 was $31.8 million.

During the third quarter of 2011, we distributed $7.3 million to our stockholders through a quarterly cash dividend and repurchased 10,057 shares of common stock at a cost of $42,980 under the 10b5-1 plan. During the nine months of 2011, we distributed $21.8 million through our quarterly cash dividends and repurchased 0.1 million shares of common stock at a cost of $0.6 million under the 10b5-1 plan.

We provide no assurance as to a future declaration or payment of a cash dividend nor do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to pay a cash dividend.

Goodwill and Intangible Assets

We review goodwill annually for impairment, unless potential interim indicators exist that could result in an impairment. Given that we have continued to experience a significant decline in business volumes from a major customer that has had an adverse impact on the results of the Broadband segment which is not expected to reverse in the near-term, and since Tellabs’ overall market capitalization continued to fall below book value, we completed an interim goodwill impairment review. Step one of this review involved determining the segment’s fair value using the present value of future cash flows based on estimates, judgments, and assumptions that management believes are appropriate for the circumstances. We determined that the fair value of the Broadband segment fell below its carrying value, which necessitated a step two review to determine whether or not to record a goodwill impairment charge.

The step two review involved determining the fair value of the identifiable net assets of the Broadband segment, excluding goodwill, and comparing this to the fair value from step one. We determined that the fair value of the identifiable net assets, excluding goodwill, was greater than the fair value of the segment, resulting in no value attributable to goodwill. Consequently, the financial results for the third quarter of 2011 include an impairment charge for the full amount of Broadband segment goodwill, amounting to $82.7 million.

The remaining goodwill balance of $122.3 million at September 30, 2011, relates entirely to the Services segment. Based on the step one review of the Services segment, we determined that the fair value of this segment was significantly greater than its carrying value, requiring no further review.

We review intangible assets each reporting period for indicators of impairment, including intangible assets with indefinite lives, such as in-process research and development (IPR&D). For IPR&D, the review involves determining the present value of future cash flows based on estimates, judgments, and assumptions that management believes are appropriate for the circumstances. Updated management projections related to the IPR&D from the WiChorus acquisition in 2009 resulted in an impairment charge in the third quarter of 2011 of $20.0 million.

The impairment charges for both goodwill and IPR&D, a combined $102.7 million, are included in Consolidated Statements of Operations as Goodwill and IPR&D Impairments.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, segment revenue and profit, geographic revenue split and the split between growth and core portfolios.

Third quarter 2011 compared with second quarter 2011

Total revenue was $313.8 million, compared with $334.2 million. Increased Broadband segment revenue and essentially flat Services segment revenue were offset by lower Transport segment revenue.

Total Broadband segment revenue was $170.1 million, up 4.5% from $162.7 million. Within this segment, increased revenue from managed access and access systems offset lower revenue from data. Managed access revenue was $46.3 million, up 66.5% from $27.8 million, as increased revenue from managed access systems offset lower revenue from SDH transport systems. Access revenue was $43.2 million, up 8.5% from $39.8 million, as increased revenue from single family ONT units was essentially offset by lower revenue from access systems. Data revenue was $80.6 million, compared with $95.1 million. Revenue for both multi-service edge router series and managed edge systems declined. Broadband segment profit was $22.9 million, compared with loss of $3.0 million. The increase in segment profit was driven primarily by the higher level of managed access revenue.

Transport segment revenue was $86.6 million, compared with $114.3 million, as revenue from both digital cross-connect systems and optical transport systems declined. Transport segment profit, driven by lower digital cross-connect and optical transport system revenue, was $4.6 million compared with $27.2 million.

Services segment revenue was $57.1 million, compared with $57.2 million. Within this segment increased revenue from professional services was essentially offset by lower revenue from deployment and support services. Services segment profit, driven primarily by increased professional services revenue, partially offset by lower deployment and services revenue, was $22.8 million, compared with $21.6 million in the prior quarter.

Revenue from customers outside North America was $162.8 million (or 52% of total revenue) up 3.7% from $157.0 million (or 47% of total revenue). North American revenue was $151.0 million (or 48% of total revenue) compared with $177.2 million (or 53% of total revenue).

Growth portfolio revenue was $185.1 million (or 59% of total revenue), compared with $202.8 million (or 61% of total revenue). Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable. Core portfolio revenue was $128.7 million (or 41% of total revenue), compared with $131.4 million (or 39% of total revenue).

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Third quarter 2011 compared with second quarter 2011

Non-GAAP gross profit margin was 41.0%, compared with 37.7% in the prior quarter as the higher level of managed access revenue and more favorable data product mix more than offset lower Transport segment revenue and the impact of the lower overall revenue on cost of sales.

Non-GAAP operating expenses were $135.3 million, down from $138.3 million. A slight increase in sales and marketing expenses was offset by lower spending across the rest of the business.

Non-GAAP operating loss was $6.5 million, compared with $12.2 million. Lower operating expenses and improved gross profit margin enabled us to narrow the non-GAAP loss, despite the lower overall revenue level.

Driven primarily by the higher level of managed access revenue, non-GAAP net loss was $2.6 million or $0.01 per share (basic and diluted), compared with $6.9 million or $0.02 per share (basic and diluted).

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Third Quarter 2011			Third Quarter 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$256.7	$—	$256.7	$369.3	$—	$369.3
Services	57.1	—	57.1	60.5	—	60.5

Total revenue	313.8	—	313.8	429.8	—	429.8

Cost of Revenue
Products (a)	151.0	(0.3)	150.7	175.6	(0.6)	175.0
Services (a)	34.8	(0.5)	34.3	38.5	(0.6)	37.9

Total cost of revenue	185.8	(0.8)	185.0	214.1	(1.2)	212.9

Gross Profit	128.0	0.8	128.8	215.7	1.2	216.9

Gross profit as a percentage of revenue	40.8%	0.2%	41.0%	50.2%	0.3%	50.5%

Gross profit as a percentage of revenue - products	41.2%	0.1%	41.3%	52.5%	0.1%	52.6%
Gross profit as a percentage of revenue - services	39.1%	0.8%	39.9%	36.4%	1.0%	37.4%

Operating Expenses
Research and development (a)	80.8	(2.3)	78.5	76.3	(2.3)	74.0
Sales and marketing (a)	41.4	(1.1)	40.3	43.6	(1.4)	42.2
General and administrative (a)	18.6	(2.1)	16.5	24.0	(2.5)	21.5
Intangible asset amortization (b)	5.0	(5.0)	—	6.1	(6.1)	—
Restructuring and other charges (c)	19.5	(19.5)	—	—	—	—
Goodwill and IPR&D impairment (d)	102.7	(102.7)	—	—	—	—

Total operating expenses	268.0	(132.7)	135.3	150.0	(12.3)	137.7

Operating (Loss) Earnings	(140.0)	133.5	(6.5)	65.7	13.5	79.2

Operating (loss) earnings as a percentage of revenue	-44.6%	42.5%	-2.1%	15.3%	3.1%	18.4%

Other Income
Interest income, net	3.0	—	3.0	2.3	—	2.3
Other (expense) income, net (e)	(0.9)	0.6	(0.3)	4.9	—	4.9

Total other income	2.1	0.6	2.7	7.2	—	7.2

(Loss) Earnings Before Income Tax	(137.9)	134.1	(3.8)	72.9	13.5	86.4
Income tax (expense) benefit (f)	(0.3)	1.5	1.2	(16.1)	(11.6)	(27.7)

Net (Loss) Earnings	$(138.2)	$135.6	$(2.6)	$56.8	$1.9	$58.7

Weighted Average Shares Outstanding
Basic	365.2		365.2	376.3		376.3

Diluted	365.2		365.2	379.8		379.8

Net (Loss) Earnings Per Share
Basic	$(0.38)	$0.37	$(0.01)	$0.15	$0.01	$0.16

Diluted	$(0.38)	$0.37	$(0.01)	$0.15	$—	$0.15

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Nine Months 2011			Nine Months 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$806.1	$—	$806.1	$1,049.7	$—	$1,049.7
Services	164.3	—	164.3	182.1	—	182.1

Total revenue	970.4	—	970.4	1,231.8	—	1,231.8

Cost of Revenue
Products (a)	483.5	(1.3)	482.2	476.9	(1.6)	475.3
Services (a)	111.6	(1.7)	109.9	121.1	(1.7)	119.4

Total cost of revenue	595.1	(3.0)	592.1	598.0	(3.3)	594.7

Gross Profit	375.3	3.0	378.3	633.8	3.3	637.1

Gross profit as a percentage of revenue	38.7%	0.3%	39.0%	51.5%	0.2%	51.7%

Gross profit as a percentage of revenue - products	40.0%	0.2%	40.2%	54.6%	0.1%	54.7%
Gross profit as a percentage of revenue - services	32.1%	1.0%	33.1%	33.5%	0.9%	34.4%

Operating Expenses
Research and development (a)	244.6	(8.1)	236.5	216.8	(6.4)	210.4
Sales and marketing (a)	126.9	(3.7)	123.2	132.5	(3.9)	128.6
General and administrative (a)	63.3	(7.3)	56.0	73.7	(6.9)	66.8
Intangible asset amortization (b)	15.3	(15.3)	—	20.9	(20.9)	—
Restructuring and other charges (c)	20.5	(20.5)	—	9.5	(9.5)	—
Goodwill and IPR&D impairment (d)	102.7	(102.7)	—	—	—	—

Total operating expenses	573.3	(157.6)	415.7	453.4	(47.6)	405.8

Operating (Loss) Earnings	(198.0)	160.6	(37.4)	180.4	50.9	231.3

Operating (loss) earnings as a percentage of revenue	-20.4%	16.5%	-3.9%	14.6%	4.2%	18.8%

Other Income
Interest income, net	9.4	—	9.4	9.2	—	9.2
Other (expense) income, net (e)	(2.6)	0.6	(2.0)	9.7	—	9.7

Total other income	6.8	0.6	7.4	18.9	—	18.9

(Loss) Earnings Before Income Tax	(191.2)	161.2	(30.0)	199.3	50.9	250.2
Income tax benefit (expense) (f)	8.8	0.8	9.6	(32.8)	(47.3)	(80.1)

Net (Loss) Earnings	$(182.4)	$162.0	$(20.4)	$166.5	$3.6	$170.1

Weighted Average Shares Outstanding
Basic	364.3		364.3	382.1		382.1

Diluted	364.3		364.3	386.7		386.7

Net (Loss) Earnings Per Share
Basic	$(0.50)	$0.44	$(0.06)	$0.44	$0.01	$0.45

Diluted	$(0.50)	$0.44	$(0.06)	$0.43	$0.01	$0.44

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Third Quarter 2011			Second Quarter 2011
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$256.7	$—	$256.7	$277.0	$—	$277.0
Services	57.1	—	57.1	57.2	—	57.2

Total revenue	313.8	—	313.8	334.2	—	334.2

Cost of Revenue
Products (a)	151.0	(0.3)	150.7	173.0	(0.5)	172.5
Services (a)	34.8	(0.5)	34.3	36.2	(0.6)	35.6

Total cost of revenue	185.8	(0.8)	185.0	209.2	(1.1)	208.1

Gross Profit	128.0	0.8	128.8	125.0	1.1	126.1

Gross profit as a percentage of revenue	40.8%	0.2%	41.0%	37.4%	0.3%	37.7%

Gross profit as a percentage of revenue - products	41.2%	0.1%	41.3%	37.5%	0.2%	37.7%
Gross profit as a percentage of revenue - services	39.1%	0.8%	39.9%	36.7%	1.1%	37.8%

Operating Expenses
Research and development (a)	80.8	(2.3)	78.5	83.5	(3.2)	80.3
Sales and marketing (a)	41.4	(1.1)	40.3	40.8	(1.3)	39.5
General and administrative (a)	18.6	(2.1)	16.5	21.0	(2.5)	18.5
Intangible asset amortization (b)	5.0	(5.0)	—	5.1	(5.1)	—
Restructuring and other charges (c)	19.5	(19.5)	—	—	—	—
Goodwill and IPR&D impairment (d)	102.7	(102.7)	—

Total operating expenses	268.0	(132.7)	135.3	150.4	(12.1)	138.3

Operating (Loss) Earnings	(140.0)	133.5	(6.5)	(25.4)	13.2	(12.2)

Operating (loss) earnings as a percentage of revenue	-44.6%	42.5%	-2.1%	-7.6%	3.9%	-3.7%

Other Income
Interest income, net	3.0	—	3.0	3.1	—	3.1
Other (expense) income, net (e)	(0.9)	0.6	(0.3)	(1.1)	—	(1.1)

Total other income	2.1	0.6	2.7	2.0	—	2.0

(Loss) Earnings Before Income Tax	(137.9)	134.1	(3.8)	(23.4)	13.2	(10.2)
Income tax (expense) benefit (f)	(0.3)	1.5	1.2	3.3	—	3.3

Net (Loss) Earnings	$(138.2)	$135.6	$(2.6)	$(20.1)	$13.2	$(6.9)

Weighted Average Shares Outstanding
Basic	365.2		365.2	364.6		364.6

Diluted	365.2		365.2	364.6		364.6

Net (Loss) Earnings Per Share
Basic	$(0.38)	$0.37	$(0.01)	$(0.06)	$0.04	$(0.02)

Diluted	$(0.38)	$0.37	$(0.01)	$(0.06)	$0.04	$(0.02)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our fundamental operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(d)	We recorded a $82.7 million goodwill impairment charge in the third quarter of 2011, which related to the Broadband segment. In addition, we recorded a $20.0 million impairment charge for in-process research and development intangible assets in the third quarter and first nine months of 2011. We believe these non-cash GAAP measures are not indicative of our core operating performance.

(e)	The $0.6 million adjustment to Other (expense) income in the third quarter and first nine months of 2011 reflects losses on the write-down of long-term equity investments. We exclude write-downs and gains on sales of long-term equity investments because we believe that they are not related directly to the underlying performance of our working capital assets.

(f)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income.